Exhibit 99.2

Evolent Health Announces Agreement Between Molina Healthcare and
Passport Health Plan for Molina to Acquire Certain Assets of Passport

Agreement provides continuity of care and coverage for Passport members amidst the pandemic, secures hundreds of Kentucky-based jobs and continues Passport’s legacy

WASHINGTON -- July 17, 2020 -- Evolent Health, Inc. (NYSE: EVH), a health care company that delivers proven clinical and administrative solutions to payers and providers, today announced that Molina Healthcare, Inc. (“Molina”) and Passport Health Plan (“Passport”) have entered into a definitive agreement for Molina to acquire certain assets of Passport, including Passport’s brand, operational and clinical infrastructure, and certain provider and vendor agreements. The parties have also entered into a separate transaction for the sale of Passport’s real estate holdings to Molina.

Under the terms of the transaction, it is anticipated that Molina will assume the Passport membership upon regulatory approval. Evolent will continue to provide comprehensive services to the plan through the end of the year under the existing terms of its services contract. In addition, Molina and Evolent have entered into an agreement for Evolent to provide specialty care management services for cardiovascular care in Kentucky beginning in 2021 with the potential for additional states. As part of the transaction, Molina will also extend continued career opportunities for hundreds of Kentucky-based employees supporting the plan.

"We believe this agreement is a testament to Passport’s unique legacy of service to its community, as well as the plan’s ability to innovate and drive strong operational and clinical performance," said Evolent Health Chief Executive Officer Frank Williams. “We are heartened that this agreement provides continuity of care and coverage for Passport members during the ongoing public health crisis. We also feel that this outcome is very positive for Passport’s members, the city of Louisville and the hundreds of employees who support the plan, as well as the current owners.”

Transaction Details
•Per the terms of the agreement, Molina will acquire certain assets from Passport Health Plan, including Passport’s brand, operational and clinical infrastructure, and certain provider and vendor agreements. Under a separate agreement, Molina will also purchase Passport’s real estate holdings.
•Molina is acquiring certain assets up-front for $20M and paying a performance fee of up to $40M based on member retention by Molina at the beginning of 2021.
•Based on Passport’s current statutory capital level of 250%+ Risk Based Capital as of June 30, 2020, the implied total valuation range, including statutory capital, for the health plan is $150M-190M+.
•Molina and Evolent have entered into an agreement for Evolent to provide specialty care management services for cardiovascular care in Kentucky beginning in 2021 with the potential for additional states.
•Molina has agreed to operate Passport Health Plan as soon as regulatory approval is obtained, with management and transition support services to be provided by Passport and its majority owner, Evolent Health, Inc., through the end of the 2020 calendar year. The transaction is subject to regulatory approvals and other customary closing conditions. The transaction is expected to close before the end of 2020.

Advisors
Bass, Berry & Sims PLC is acting as legal counsel to Evolent.

Conference Call and Webcast Details
Evolent will hold a conference call to discuss additional details about this announcement on Friday, July 17, 2020, at 8:30 a.m., Eastern Time. The conference call will be available via live webcast on the company's Investor Relations website at http://ir.evolenthealth.com. To participate by telephone, dial

1.855.940.9467 or 412.317.6034 for international callers and ask to join the Evolent call. Participants are advised to dial in at least 15 minutes prior to the call to register. The call will be archived on the company's website for 90 days. Evolent invites all interested parties to attend the conference call.

Forward Looking Statements: Cautionary Language
This announcement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “PSLRA”), including, but not limited to, statements regarding the consummation of the transactions, the expected closing thereof and consideration to be paid in connection therewith, the implied valuation range of Passport, and Evolent’s provision of specialty care management services for cardiovascular care in Kentucky beginning in 2021 with the potential for additional states. Evolent claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. Actual events or results may differ materially from those contained in these forward-looking statements. The factors that could cause future events or results to vary from the forward-looking statements contained herein include, without limitation, risks and uncertainties related to factors that will drive the level of consideration to be paid to Evolent in connection with the transactions, the possibility that the closing of the transactions may be delayed, may not occur or may otherwise be rescinded, and the risk that litigation or other matters could affect the closing of such transactions. In addition, please refer to the periodic reports that Evolent. has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the risk factors noted therein. Such periodic filings by Evolent. identify and address other important factors that could cause future events or results to vary from the forward-looking statements set forth in this announcement. In addition, Evolent disclaims any obligation to update any forward-looking statements contained herein to reflect events or circumstances that occur after the date hereof.

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About Evolent Health
Evolent Health (NYSE: EVH) delivers proven clinical and administrative solutions that improve whole-person health while making health care simpler and more affordable. Our solutions encompass total cost of care management, specialty care management, and administrative simplification. Evolent serves a national base of leading payers and providers, is the first company to receive the National Committee for Quality Assurance's Population Health Program Accreditation, and is consistently recognized as a top place to work in health care nationally. Learn more about how Evolent is changing the way health care is delivered by visiting evolenthealth.com.

Contacts: Kim Conquest
Evolent Health Corporate Communication
540.435.2095
KConquest@evolenthealth.com

Bob East or Asher Dewhurst
443.213.0500
Evolent Health Investor Relations
InvestorRelations@evolenthealth.com